Exhibit 5.1

October 27, 2015

GenSight Biologics S.A.

74, rue du Faubourg Saint-Antoine

75012 Paris

France

Re:	Registration Statement on Form F-1, as amended (No. 333-205539) relating to the Initial Public Offering of up to 5,347,500 Ordinary Shares of GenSight Biologics S.A.

Ladies and Gentlemen:

We are acting as special French counsel for GenSight Biologics S.A. (the “Company”), a French société anonyme, in connection with the initial public offering and sale by the Company of up to 5,347,500 ordinary shares (the “Ordinary Shares”), par value €0.025 per share, each represented by one American Depositary Share, pursuant to an underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, Leerink Partners LLC, Evercore Group L.L.C. and several other underwriters to be named in Schedule A to the Underwriting Agreement.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures and (b) the conformity to the originals of all documents submitted to us as copies. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Ordinary Shares, when issued by the board of directors of the Company in accordance with the resolutions of the Company’s shareholders adopted at the meeting of August 17, 2015 pursuant to and in accordance with the Underwriting Agreement against full payment of their subscription price as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form F-1, as amended (No. 333-205539) (the “Registration Statement”) and to the reference to Gide Loyrette Nouel under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Gide Loyrette Nouel

GIDE LOYRETTE NOUEL A.A.R.P.I.
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